Exhibit 10.14

MAIR HOLDINGS, INC.

AMENDMENT NO. 1 TO MANAGEMENT COMPENSATION AGREEMENT
WITH PAUL F. FOLEY

This Amendment No. 1 to the Management Compensation Agreement (“Amendment No. 1”) is entered into this 11th day of July, 2007, by and between MAIR Holdings, Inc. (the “Company”) and Paul F. Foley (the “Executive”) for the purpose of providing an incentive to Executive to continue his employment and to continue providing services to the Company.

WHEREAS, the Company’s former subsidiary, Mesaba Aviation, Inc., recently received confirmation of a Chapter 11 plan for reorganization which established a liquidating trust for purposes of distributions thereunder, and

WHEREAS, the Company anticipates that it will receive one or more disbursements from this Mesaba liquidating trust (the “Disbursement” or “Disbursements”) sometime in the near future, and

WHEREAS, the Company wants to encourage Executive to continue in employment until all of the Disbursements are received, and to take all actions possible to facilitate and to maximize all of the Disbursements, and

WHEREAS,  the Company has approved a Retention Bonus arrangement for its Officers to be paid out of  Disbursements, and

WHEREAS, the Company has approved a Severance Compensation Plan for certain of its Executives, including the Executive, and

WHEREAS, the Company would like to provide uniform benefits under the Compensation Plan for all eligible executives, and

WHEREAS, effective October 1, 2004, the Company and Executive entered into a Management Compensation Agreement (the “Agreement”) which limits payments to Executive in the event of his employment termination or a change-in-control to those provided under the Agreement, and as such precludes any additional payments to Executive under both the Retention Bonus arrangement and the Severance Compensation Plan, and

WHEREAS, the Agreement may be amended by mutual consent pursuant to its Section 10.06.

NOW, THEREFORE, the Company and Executive make the following Amendment No. 1 to the Management Compensation Agreement, in order to modify it in the following respects:

1.                                       The Company will establish a retention bonus program for Executive pursuant to the terms and conditions of a separate agreement, the Retention Bonus Agreement between the Company and the Executive.

2.                                       A new Section 4.09 shall be added to read as follows:

Section 409A Exception. Severance compensation shall be paid under the terms of Paragraph 4,  unless it exceeds the limits of (a), below, in which case, the excess amount of severance compensation payments shall be paid-out as provided in (b), and ( c), as applicable.

a.                                       Severance payments must not total more than two times the lesser of:

i.                                          the Executive’s annualized compensation, including base pay and bonus, and based on Executive’s annual rate of pay for his taxable year preceding the year of his employment termination, or

ii.                                       the annual maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year of the Executive’s employment termination.

b.                                      The portion of severance payments described in (a) shall be paid to Executive in equal amounts over the 52 week severance period.

c.                                       All payments in excess of the limitations of (a) shall be treated as subject to the short-term deferral rule of Code Section 409A, and shall be paid in full within two-and-one-half months after the end of the taxable year of the Executive or the Company, whichever is later, in which the Executive’s termination occurred.

3.                                       Section 5.03 “No Other Payments” shall be deleted in its entirety and replaced with the following language:

5.03         Benefit Offset.  Should Executive receive severance benefits under another Company plan or arrangement by reason of the involuntary termination of his employment without cause, either during or after the expiration of the Agreement, payments and benefits received under such other arrangement shall be applied as an offset against payments and benefits he is entitled to receive under the Agreement.  Should the Agreement provide for more generous payments or benefits, the Executive shall be paid the excess of such payment levels pursuant to the Agreement, after an offset for payments and benefits under any other applicable Company plan or arrangement has been applied.  The parties intend that Executive receive those payments to which he is entitled under this Agreement, but not duplicate benefits which are provided under the Agreement and under another Company plan or arrangement.

4.                                       Section 6.04 “No Other Payments” shall be deleted in its entirety and replaced with the following language:

6.04         Benefit Offset.   Should Executive receive severance benefits under another Company plan or arrangement by reason of the involuntary termination of his employment due to job elimination or change-in-control, and without cause, payment and benefits received under such other arrangement or plan shall be applied as an offset against payments and benefits he is entitled to receive under the Agreement.  Should the Agreement provide for more generous payments or benefits, the Executive shall be paid the excess of such payment levels pursuant to the Agreement, after an offset for payments and benefits under any other applicable Company plan or arrangement has been applied.  The parties intend that Executive receive those payments to which he is entitled under this Agreement, but not duplicate benefits which are provided under the Agreement and under another Company plan or arrangement.

5.                                       But for these changes, the Agreement shall remain in full force and effect.

6.                                       This Amendment No. 1 shall be effective as of the date executed by both parties.

/s/ Paul F. Foley
Paul F. Foley, Executive

Date: July 11, 2007

MAIR Holdings, Inc

By:	/s/ Raymond W. Zehr, Jr.
Chair, Compensation Committee of
the Board of Directors

Date: July 11, 2007